QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.11

EMPLOYMENT AND NON SOLICITATION AGREEMENT

        THIS AGREEMENT made on the 23rd day of April, 2004, between STATE NATIONAL BANCSHARES, INC., a Texas corporation and registered bank holding company with its principal offices in Lubbock, Texas (the "Employer"), and DAVID WOODLE, who resides in Lakeside, Texas (the "Employee").

        1.    TERM OF EMPLOYMENT.

        1.01    Primary Term.    Employer hereby employs Employee for the purpose of rendering services to State National Bank or its successor (the "Bank"), and Employee hereby accepts employment, for a period beginning on the effective date of the acquisition of Mercantile Bank Texas by Employer pursuant to the terms of the Agreement and Plan of Reorganization dated April 12, 2004 between Employer and Mercantile Bank Texas and continuing through the eighteen month anniversary of the effective date of such acquisition ("Primary Term"); provided, however, this Agreement may be terminated earlier as hereinafter provided in Section 5.

        1.02    Extension of Term.    The term of this Agreement may be extended after expiration of the Primary Term hereof, upon the mutual consent of Employer and Employee. The Primary Term of this Agreement plus the period of any extensions mutually agreed to by Employer and Employee shall be the "Term" of this Agreement.

        2.    DUTIES OF EMPLOYEE.

        2.01.    General Duties.    During the Term of this Agreement, Employee agrees, at a minimum, to (i) serve as Executive Vice President—Lending of the Bank, and (ii) attend such officer committee meetings as Employer requests. Employee further agrees to use his diligent and good-faith efforts to (i) promote Employer's and Bank's goodwill, (ii) retain customers and clients of the Bank for Employer's and the Bank's benefit, and (iii) maintain, promote and develop customer relations for Employer and the Bank. Employee shall also be available for any other projects mutually agreed upon between Employer or the Bank and Employee. Employee's principal office during the Term of this Agreement shall be in Tarrant County, Texas unless otherwise mutually agreed by Employer and Employee.

        2.02.    Engaging in Other Employment.    During the Term of this Agreement, Employee shall devote his full business time and best efforts in carrying out his duties as an officer of the Bank and shall not have other employment during the term of this Agreement without the consent of Employer.

        2.03.    Performance by Employee.    The Employee covenants and agrees that he will at all times faithfully and industriously perform his duties under this Agreement.

        3.    COMPENSATION.

        3.01.    Basic Compensation.    As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Bank a salary equivalent to One Hundred and Fourteen Thousand Dollars ($114,000) per year (which annual amount shall be pro rated for any partial year), payable in equal semimonthly installments of Four Thousand Seven Hundred and Fifty Dollars ($4,750), payable on such days as the Bank normally pays its employees, prorated for any partial employment period.

        3.02.    Signing Bonus.    In addition to the other compensation and benefits which Employee is to receive hereunder, Employee shall be entitled to receive a signing bonus of Twenty-Five Thousand Dollars ($25,000) payable on the effective date of the acquisition of Mercantile Bank Texas by Employer.

        3.03.    Stock Options.    Upon execution of this Agreement, Employer shall grant to Employee, non qualified stock options to purchase up to 10,000 shares of Employer's voting common stock at an exercise price equal to $18.50 per share. One-third of such options shall vest at the end of the first six months, the second six months and the third six months from the date of the grant and shall be exercisable over a period of five years from date of grant. Such options shall be subject to and governed by the terms of the State National Bancshares, Inc. Employee Stock Option Plan.

        3.04.    Insurance Benefits.    During the Term of this Agreement, Employer shall provide or cause the Bank to provide to Employee, his spouse and dependants insurance coverage providing benefits for sickness and hospitalization in such amounts and on such terms as generally available to all employees or officers of the Bank as approved from time to time. Further, Employer shall provide or cause the Bank to provide to Employee insurance coverage benefits for disability in such amount and on such terms as are generally available to the officers of the Bank.

        3.05.    Bank Automobile.    During the Term of this Agreement, Employee shall continue to have the use of his existing Bank automobile until Employee desires to replace such automobile. The Bank will continue to provide fuel and maintenance for the automobile. At that time, Employee shall have the option to purchase his Bank automobile from the Bank for book value which shall reasonably approximate market value, and he will thereafter receive an automobile allowance comparable to that provided for comparable officers of Employer and the Bank.

        3.06.    Supplemental Executive Retirement Plan ("SERP").    In the event Employer and Employee elect to extend the Term of this Agreement past the Primary Term set out in Section 1.01, Employee shall be entitled to participate in Employer's SERP following the end of the Primary Term.

        3.07.    Employee Benefits and Bonuses.    During the Term of this Agreement, Employee shall receive such additional fringe benefits and bonuses as allowed under the Bank's stated policies as may be determined from time to time in the sole discretion of the Employer.

        3.08.    Bank's 401(k) Plan.    During the Term of this Agreement, Employee shall be entitled to participate in the Bank's 401(k) Plan so long as a 401(k) Plan is available to the employees of the Bank. Employee shall be fully vested in the plan. Employer shall make or cause the Bank to make such contributions for Employee as made for other officers of the Bank.

        4.    NON SOLICITATION AND NON DISCLOSURE.

        4.01.    Non Solicitation Covenants.    Employee agrees that for a period of one year after the earlier to occur of (i) the end of the first six months of the Primary Term of this Agreement or (ii) the termination of Employee's employment with Employer, Employee shall not, directly or indirectly, individually or as an employee, consultant, partner, officer, director or shareholder or in any other capacity whatsoever:

    (i)
    solicit the banking business of any customers except those customers that became customers after the earlier of the end of the Primary Term of this agreement or the termination of the Employee's employment with Employer of the Bank; or

    (ii)
    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding twelve (12) months was, an employee of the Bank; provided, however, that nothing in this Section 1(a)(ii) shall apply to employment other than with a financial institution.

        4.02    Judicial Limitation.    If any court of competent jurisdiction should determine that any term or terms of non solicitation covenants are too broad in terms of time, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.

        4.03    Non-Disclosure and Proprietary Information.    Employee acknowledges that, by the nature of his duties, he will have access to and become informed of confidential, proprietary, and highly sensitive information relating to the Bank and which is a competitive asset of the Bank, including, without limitation, information pertaining to: (i) the identities of the Bank's existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the borrowing habits and customs of the Bank's existing and prospective customers or clients; (iii) financial information about the Bank, including prices, costs, and profit margins; (iv) the identities of and special skills possessed by the Bank's employees; (v) the identities of and pricing and cost information about the Bank's suppliers and vendors; (vi) training programs developed by the Bank; (vii) current and prospective products and services; (viii) the Bank's financial results and business conditions; and (ix) the Bank's business plans and strategies. The confidential, proprietary, and highly sensitive information described in this paragraph is hereinafter referred to as "Proprietary Information." Information that is in the public domain is not Proprietary Information. Additionally, any disclosure of Proprietary Information required pursuant to subpoena or court order is not a violation of this agreement.

        Employee agrees that he will not, during the term of this Agreement including the nonsolicitation period: (i) use any Proprietary Information for his own benefit or for the benefit of any other person, entity, or corporation; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not an employee of the Bank; or (iii) use or disclose, directly or indirectly, any Proprietary Information in connection with any business opportunity pursued or engaged in by Employee.

        4.04    Return of Bank Property.    Employee acknowledges that all equipment, keys, passcodes or passwords, memoranda, notes, records, reports, manuals, drawings, books, papers, letters, formulas, client and customer lists, loan files or information contracts, software programs, instruction books, catalogs, information and records, technical manuals and documentation, drafts of instructions, guides and manuals, maintenance manuals, and other documentation (whether in draft or final form), and other sales information and aids relating to the Bank's business, and any and all other documents containing Proprietary Information furnished to Employee by any representative of the Bank or otherwise acquired or developed by Employee in connection with his employment with the Bank (collectively, "Recipient Materials") shall at all times be the property of the Bank.

        At the end of the Term of this Agreement, Employee will return to the Bank any Recipient Materials which are in his possession, custody or control.

        4.05    Injunctive Relief.    Employer and Employee hereby acknowledge and agree that the Employer and the Bank will be irreparably damaged if the provisions of Section 4 of this Agreement are not specifically enforced. Accordingly, Employer or the Bank shall be entitled to an injunction restraining any violation of this Agreement by Employee (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Employer or the Bank may have at law or in equity.

        5.    TERMINATION.

        5.01.    Termination by Employer for Cause.    Employer may, at its option, terminate this Agreement by giving written notice of termination for "cause" to Employee. For the purpose of this Section 5.01, the term "cause" shall mean (i) willful misconduct or gross malfeasance, or an act or acts of gross negligence in the course of employment or any breach of the Employee's obligations contained in this Agreement; (ii) any intentional material misstatement or material omission to the Board or any member thereof, respectively, with respect to the business, financial condition, or results of operations of the Bank; (iii) the intentional failure of the Employee to follow the reasonable instructions or the policies of the Board; (iv) the Employee's conviction, admission, confession or agreed deferred adjudication of any felony or any other criminal act resulting in incarceration or probation for a period of more than six months; or (v) the intentional violation by the Employee of applicable state or federal banking statutes, rules or regulations.

        5.02.    Option to Terminate in Event of Bankruptcy or Similar Proceedings.    This Agreement may be terminated immediately by either party to this Agreement at the option of either party and without prejudice to any other remedy to which either party may be entitled either at law, in equity or under this Agreement by giving written notice of termination to the other party to this Agreement if either party to this Agreement:

          (1)   Files a petition in bankruptcy court or is adjudicated a bankrupt;

          (2)   Institutes or suffers to be instituted any procedure in bankruptcy court for reorganization or management of the financial affairs of such party;

          (3)   Has a receiver of the assets or property of such party appointed because of insolvency; or

          (4)   Makes a general assignment for the benefit of creditors.

        5.03    Termination Upon Change in Control for State National BHC.    Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate thirty (30) days following any "Change in Control" which occurs with respect to State National BHC during the Term of this Agreement unless, during such thirty (30) day period, the Employee and State National BHC or its successor mutually agree in writing not to terminate this Agreement. Upon such termination, the Employee shall be entitled only to compensation accrued hereunder at the time of termination and the Employee shall no longer be bound by the nonsolicitation obligations contained in Article 4 of this Agreement. The Employee shall continue to be bound by the nondisclosure obligations contained in Section 4.03 hereof.

        As used in this Agreement, the term "Change in Control" shall be deemed to have occurred and mean if and when:

          (i)    any entity, person or group of persons acting in concert (other than current shareholders or members of the Board of Directors of State National BHC) become beneficial owners (within the meaning of Section 13(d) of the Securities and Exchange Act of 1934), directly or indirectly, of securities of State National BHC representing more than fifty percent (50%) of the combined voting power of State National BHC or any successor corporation;

          (ii)   the effective date of a merger or consolidation of State National BHC with one or more other corporations as a result of which the holders of the outstanding voting stock of State National BHC immediately prior to the merger hold less than fifty percent (50%) of the combined voting power of the surviving or resulting corporation; or

          (iii)  the effective date of a transfer of all or substantially all of the assets of State National BHC other than to an entity of which State National BHC owns at least eighty percent (80%) of the combined voting power.

Notwithstanding the above, no Change in Control shall be deemed to occur for purposes of this Agreement as a result of any transaction or series of transactions involving only State National BHC, State National Bank, any affiliate (within the meaning of Section 3A of the Federal Reserve Act of 1913, as amended), or any of them, or any of their successors.

        6.    GENERAL PROVISIONS.

        6.01.    Notices.    Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change its/his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

        6.02.    Inclusion of Entire Agreement Herein.    This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

        6.03.    Law Governing Agreement.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

        6.04.    Arbitration.    Employer and the Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable time period. Consequently, each party agrees that all disputes, disagreements, and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association ("AAA") in Lubbock County, Texas. Either Employer or the Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the AAA's rules. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order pay-back, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement and interest thereon. The question of whether Employer or the Employee shall be liable for the costs incurred because of the arbitration shall also be decided by the arbitrator. The AAA shall designate a single arbitrator to conduct the proceeding, but Employer and the Employee may, as a matter of right, require the substitution of a different arbitrator chosen by the AAA. This right of substitution may be exercised only once by the Employer and the Employee. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of Texas, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence, or gross and obvious error of fact, shall be final and binding upon the Employer and the Employee and shall be construed to prevent Employer from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin a violation of the covenants of Section 4.

        6.05.    Payment of Moneys Due Deceased Employee.    If the Employee dies prior to the expiration of the term of employment under this Agreement, any monies that may be due the Employee from the Employer under this Agreement as of the date of his death shall be paid to the Employee's executors, administrators, heirs, personal representatives, successors and assigns.

        6.06.    Assignments.    This Agreement is not assignable by either the Employee or Employer without the written consent of each, other than by operation of law in connection with a merger of Employer or the Bank.

        EXECUTED on the day and year first above written.

EMPLOYER:
STATE NATIONAL BANCSHARES, INC.
By:	/s/ TOM NICHOLS Tom Nichols, Chairman
EMPLOYEE:
/s/ DAVID WOODLE David Woodle

QuickLinks

  Exhibit 10.11
EMPLOYMENT AND NON SOLICITATION AGREEMENT